EXHIBIT 99.2

FOR IMMEDIATE RELEASE

NEWS

RELEASE

NRG Energy, Inc. Announces Redemption of
Its Outstanding 7.375% Senior Notes Due 2016

PRINCETON, NJ; May 24, 2011—NRG Energy, Inc. (NYSE: NRG), today announced that it had given the required notice under the governing indenture to redeem for cash all of its remaining 7.375% Senior Notes due 2016 (the “2016 Notes”) on June 23, 2011 (the “Redemption Date”).  The redemption price for the 2016 Notes will be 103.688% of the principal amount of the Notes, plus accrued and unpaid interest to the Redemption Date.

This press release is for informational purposes only and is not an offer to buy, the solicitation of an offer to sell or a solicitation of consents with respect to, any of the 2016 Notes.

NRG Energy, Inc., a Fortune 500 company headquartered in Princeton, New Jersey, owns and operates one of the country’s largest and most diverse power generation portfolios.

Forward-Looking Statements

This communication contains forward-looking statements that may state NRG’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the SEC at www.sec.gov.

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